NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405

          COLUMBUS MCKINNON SELLS $115 MILLION OF SENIOR SECURED NOTES

Amherst, New York, July 22, 2003 - Columbus McKinnon Corporation (Nasdaq: CMCO) announced today the completion of its previously announced sale of $115 million of Senior Secured 10% Notes due 2010. The Notes were privately placed. The Company used the net proceeds from this offering to repay all outstanding borrowings under its second secured term loan-$66.8 million plus interest and expenses--to repurchase senior subordinated notes in the amount of $30.1 million plus interest, and to repay a portion of its senior credit facility debt-$3.9 million on the term loan and $10.0 million on the revolver. The senior subordinated notes repurchased by Columbus McKinnon had a face value of $35.7 million, which resulted in a $5.6 million reduction in debt. In conjunction with the repayment of its second secured term loan, the Company will reverse, in the current quarter, previously accrued interest charges of $0.8 million for payment-in-kind interest forgiven based on repayment of that debt within one year.

In connection with this offering, the Company's senior lenders consented to a concurrent amendment of the senior credit agreement to permit the note offering; the amendment also provided for, among other things, an increase in senior leverage ratios for the fiscal 2004 first quarter and subsequent quarters.

      This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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